Exhibit 99

Item 15.                  Foreign Trustee.

Identify the order or rule pursuant to which the trustee is authorized to act as sole trustee under indentures qualified or to be qualified under the Act.

(a) In SEC Release Nos. 33-6889, 39-2661 (Mar. 22, 1991) (the “Release”), the Commission proposed permitting certain Canadian indenture trustees (including Montreal Trust, whose corporate trust business was subsequently acquired by Applicant) to act as sole trustees under indentures qualified or to be qualified under the Trust Indenture Act of 1939 (the “Act”) in connection with offerings under the multijurisdictional disclosure system with Canada. That proposal was adopted with the issuance of Rule 10a-5 pursuant to SEC Release Nos. 33-6902, 34-29354, 29-2267 (June 21, 1991). In the Release, the Commission described the regulation in Canada relating to the supervision and examination of indenture trustees under the Trust Companies Act (Canada) (“CTCA”), the Loan and Trust Corporations Act (Ontario) (“OTCA”) and the Deposit Insurance Corporation Act (“CDICA”). The Release states (footnotes and citations omitted):

The first prerequisite under Section 310(a) for the Commission to be able to exercise its authority to permit a foreign entity to act as a sole trustee is that such entity be authorized to exercise trust powers in its home country. In both the United States and Canada, corporations authorized to exercise trust powers are predominantly depositary institutions. Trust companies are organized under federal law in both countries, under state law in the United States, and under provincial law in Canada....

Trust companies eligible to act as indenture trustees under the CTCA and Canadian provincial law are authorized under such laws to exercise corporate trust powers. Under the CTCA, no company may commence the business of exercising trust powers unless it obtains a certificate from the Office of the Superintendent of Financial Institutions (“OSFI”). Powers specified in the CTCA include the power to “accept and execute all such trusts of every description and nature as are entrusted to it by any government or person, or committed or transferred to it by the order of a judge or by the order, judgment or decree of any court in Canada or elsewhere.”

The second prerequisite under Section 310(a) for the Commission to exercise its authority to permit trusteeship by a foreign entity is that the foreign trustee be subject to supervision or examination substantially equivalent to that applicable to U.S. trustees. In the United States and Canada, regulation of trust companies that are also depositary institutions may be effected through federal agencies, through state or provincial agencies, or concurrently by federal and state or provincial agencies. In all cases, the depositary institutions are subject to substantive regulation of business under the supervision and examination of the responsible agencies. The common objective of these regulatory systems is the safety and soundness of the depositary institution. To this end, U.S. and Canadian examination procedures and the licensing and chartering procedures referred to earlier are designed to assess the financial condition, management and systems of internal control of the supervised institution. ...

Depending on where the trustee is incorporated, a Canadian trust company is subject to supervision and examination by a responsible authority under either the CTCA or parallel provincial law. The conduct of corporate trusteeships under indentures is within the regulatory and supervisory power of the federal and provincial authorities. Canadian trust companies formed under provincial laws that participate in the Canadian deposit insurance system are subject to supervision and examination under the CDICA in addition to concurrent provincial regulation.

The CTCA provides an extensive regulatory scheme for corporate trustees subject to federal law. At least annually, such trustees are examined by OSFI. The OSFI describes its fundamental objectives in the examination process to include assessing of financial solvency and ensuring compliance with legislative obligations. The examination of the trust company’s condition is required to include inspection of the books of such trustee’s officers, agents, and employees. The enforcement powers of OSFI include “cease and refrain” power to correct unsafe or unsound practices and the power to order remedial action as deemed necessary.[n33]

Note 33: [citation omitted] A similar regulatory structure is applicable to Ontario trust companies. For example, Ontario trust companies are subject to supervisory prescriptions including the requirement to file financial and other information with the Superintendent of Deposit Institutions. [citation omitted] Ontario trust companies are subject to annual examinations by the superintendent. [citation omitted] The corporation’s annual return, which includes financial statements and an auditor’s report, is required to outline the financial condition and affairs of the corporation for the fiscal year. [citation omitted] Regulations under the Ontario statute prescribe forms, fees, retention of records by the trustee, financial statements and method of preparation, calculation of capital base, auditors’ reports, and qualifications for officers of the trustee. [citation omitted]

Provincially incorporated trust companies that are members of the Canadian deposit insurance system must be examined annually by a representative of the Canada Deposit Insurance Corporation (“CDIC”). The examination report for a CDIC member is required to include the examiner’s opinion whether the operations of the member institution are conducted according to standards of sound business and financial practice, and whether the institution is in satisfactory financial condition. [citation omitted] If the CDIC finds any deficiency in these matters, the CDIC will notify the member of the matter requiring remedial action. If corrective measures are not satisfactory, the institution’s membership may be revoked and its deposit insurance terminated.

In June 1992, the Trust and Loan Companies Act (Canada) (the “TLCA”) replaced the CTCA and the Loan Companies Act (Canada). The TLCA expands the powers of Canadian trust companies, as limited by the business and powers section of the TLCA, to include the capacity of a natural person. In the TLCA, legislators have attempted to provide further requirements with respect to self-dealing transactions involving Canadian trust companies and with respect to the supervision and examination of Canadian indenture trustees.

(b) In the Release, the Commission determined that the supervision and examination of indenture trustees and Canada and the United States is substantially equivalent. The Release states:

As early as 1946, the Commission noted the substantial comparability in the treatment of indenture trusteeships by the United States and Canada, including the authorization to exercise trust powers and the system of supervision or examination. In Gatineau Power Company, the Commission, acting pursuant to its exemptive authority under Section 304(d) of the Trust Indenture Act (then limited to the indentures of foreign obligors), permitted the Royal Trust Company of Montreal to act as sole indenture trustee under the qualified indenture of a Canadian obligor. In granting its order, the Commission stated that, except for the requirement of domestic organization, the Canadian institutional trustee “otherwise met the requirements of eligibility and qualification under Section 310 of the Act.”....

Based on a review of Canadian law, it appears that the supervision or examination under the CTCA or the CDICA applicable to institutional trustees in Canada is substantially equivalent to supervision or examination applicable to institutional trustees in the United States. (Release at 648-50)....

(c) The Canadian system of multijurisdictional disclosure permits United States institutional trustees to be appointed as a trustee under a trust indenture if

(a) the trust indenture under which the obligations are issued or guaranteed is subject to and complies with the Trust Indenture Act of 1939 of the United States of America; and

(b) at least one person or company appointed as trustee under the trust indenture

(i)         is resident in the local jurisdiction,

(ii)        is authorized to do business in the local jurisdiction, or

(iii)       has filed a duly executed submission to jurisdiction and appointment of agent for service of process in section 3 of the required form.